ANNEX B

Diversified Product Inspections, Inc.
1059 E. Tri-County Boulevard
Oliver Springs, TN 37840

January 16, 2009

Dear Mr. Telander:

This letter agreement acknowledges that Sofcon, Limited, EIG Venture Capital, Limited and EIG Capital Investments, Limited and Diversified Product Inspections, LLC, Diversified Product Inspections, Inc., and John Van Zyll, Ann Furlong, and Marvin Stacy have agreed to amend that certain Settlement Agreement and Asset Purchase Agreement dated September 29, 2008 (the “Agreement”) as described below.  All capitalized words and terms have the meaning in the Agreement.  The Schedules referred to below are incorporated by reference from the Agreement.

Section 3(c)(i) shall be deleted and replaced with the following:

(c)           Capital Structure.

(i)           The authorized capital stock of the Seller consists solely of 50,000,000 shares of common stock, $0.01 par value per share, of which 20,070,867 shares are issued and outstanding as of the record date (the “Seller Shares”), not including treasury shares which are not entitled to vote on the sale of assets under Delaware Law and the Seller’s bylaws.  Management collectively owns 9,459,877 shares of the Seller’s common stock and options to purchase an aggregate additional 7,500,000 common shares, all, free and clear of all Liens (collectively, the “Management Shares and Options”).  All of the Seller Shares are and as of the Closing Date will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights and the Seller Shares are registered with the SEC and all applicable securities agencies and in accordance with all applicable securities laws and are fully tradable on the Over-the-Counter Bulletin Board, subject to customary securities law restrictions.  The Seller Shares are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Seller, or any agreement to which the Seller or the Management is a party or by which the Seller or the Management is bound.  All of the Seller Shares have been issued in compliance with all applicable federal and state securities laws. Other than as disclosed in Schedule 3(c)(i), there is no outstanding capital stock or other securities of the Seller and no outstanding options, rights or commitments to issue such capital stock or other securities.  Other than as disclosed in Schedule 3(c)(ii), the Seller has never adopted, sponsored or maintained any stock option plan or any other plan or entered into any contract providing for equity compensation to any Person and, as of the Closing Date, all such rights and plans (if any) shall have been terminated and cancelled.

Section 3(i) shall be deleted and replaced with the following:

(i)           Financial Statements. The Seller has filed or will file with the SEC the following financial statements of the Seller: (i) audited balance sheets, income statements, statements of shareholders’ equity and statement of cash flows as of and for the fiscal years ended December 31, 2008, 2007 and 2006 and for the period ending February 28, 2009; and (ii) unaudited balance sheets, income statements and cash flow statements as of and for the three months ended March 31, 2008, June 30, 2008 and September 30, 2008 (collectively, the “Financial Statements”). The Financial Statements which have been filed were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP (none of which will be material).  The Financial Statements which have been filed present fairly the financial condition and operating results of the Seller as of the dates indicated, subject in the case of the unaudited financial statements to normal year-end audit adjustments (none of which will be material). The books and records of the Seller are accurate and complete in all material respects and have been maintained in accordance with reasonable business practices.  No financial statement of any Person other than the Seller is required by GAAP to be included in the Financial Statements which have been filed.

Section 5(f) shall be deleted and replaced with the following:

(f)           Irrevocable Proxy. The Plaintiffs hereby grant the Seller’s Board of Directors an irrevocable proxy to vote 5,077,247 of the Plaintiffs’ shares of common stock of the Seller in favor of the approval of this Agreement in connection with the shareholder approval of this Agreement.  Any other shares of common stock that the Plaintiffs may or may not beneficially own will not be voted in connection with the shareholder approval of this Agreement.  This proxy is coupled with an interest and shall not expire unless this Agreement has terminated.

Section 7(a)(iii) and 7(a)(iv) are amended to replace December 31, 2008 with February 28, 2009.

The Closing of the Agreement is subject to the satisfaction of all conditions and covenants under the Agreement, including the settlement or dismissal of all pending litigation with prejudice insofar as it affects the Seller.

Section 8(c) is added to the Agreement which will read as follows:

(c)           Preparation of the Financial Statements and Cooperation.

The Parties acknowledge and agree that the Management shall be responsible for the preparation of the December 31, 2008 and February 28, 2009 balance sheets, income statements, statement of shareholders’ equity and statement of cash flows and the payment of all costs and expenses relating to the auditing of such financial statements.  The Management shall cooperate in connection with the preparation of the Form 10-K for the year ended December 31, 2008 and the Transition Report on Form 10-K for the period ending February 28, 2009 (the “Transition Report”) insofar as it relates to the business of the Seller as of the Closing of the Agreement, including reviewing the Form 10-K and the Transition Report disclosure for accuracy and being available upon request to provide information to the Seller’s counsel and independent registered public accounting firm in connection with the preparation of the Form 10-K and the Transition Report.  The Buyer shall pay the auditing fees and costs and Edgarizing costs incurred in connection with the preparation and filing of the Form 10-K and the Transition Report and the legal fees and costs of the Seller’s current counsel in connection with these reports.  The audited balance sheet, income statement, statement of shareholders’ equity and statement of cash flows and corresponding notes for the year ended December 31, 2008 shall be provided to the Seller on or before the Closing Date and for the period ending February 28, 2009 no later then May 14, 2009.

By accepting this letter agreement, you acknowledge that the Agreement is amended to delete and replace Section 3(c)(i), 3(i) and 5(f), to amend Section 7(a)(iii) and 7(a)(iv) and to add Section 8(c) as specified above.  Please sign below indicating your agreement. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this letter agreement may be actual or facsimile signature.

In all other respects, the Agreement is ratified and confirmed.

Very truly yours, DIVERSIFIED PRODUCT INSPECTIONS, INC.

By:	/s/ John Van Zyll
John Van Zyll, Chairman of the Board andChief Executive Officer

Acknowledged and agreed as of the dates indicated below.

/s/ John Van Zyll
John Van Zyll

Dated: January 16, 2009

/s/ Ann Furlong
Ann Furlong

Dated: January 16, 2009

/s/ Marvin Stacy
Marvin Stacy

Dated: January 16, 2009

DIVERSIFIED PRODUCT INSPECTIONS, LLC.

By:	/s/ John Van Zyll
John Van Zyll, Authorized Member and Manager

Dated: January 16, 2009

SOFCON, LIMITED

By:	/s/ Jan Telander
Jan Telander, President

Dated: January 16, 2009

EIG VENTURE CAPITAL, LIMITED

By:	/s/ Jan Telander
Jan Telander, President

Dated: January 16, 2009

EIG CAPITAL INVESTMENTS, LIMITED

By:	/s/ Jan Telander
Jan Telander, President

Dated: January 16, 2009